Exhibit 99.1

Rockwell Automation Announces Offering of Notes and Debentures

MILWAUKEE — (BUSINESS WIRE) — Nov. 28, 2007 — Rockwell Automation, Inc. (NYSE: ROK) today announced that it is offering, subject to market and other conditions, a series of its notes and a series of its debentures.

Rockwell Automation intends to use the net proceeds from the offering to repay at maturity its 6.15% notes due Jan. 15, 2008 and for general corporate purposes, which may include repayment of commercial paper, acquisitions, investments, additions to working capital, share repurchases, capital expenditures and advances to or investments in its subsidiaries.

Banc of America Securities LLC, Goldman, Sachs & Co. and UBS Investment Bank are acting as joint book-running managers for the offering.

This press release is not an offer to sell and is not soliciting an offer to buy any of the securities, nor shall there be any offer or sale of the securities in any jurisdiction where the offer or sale is not permitted. The offering of securities may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from:

Banc of America Securities LLC
Prospectus Department
100 West 33rd Street, 3rd Floor
New York, New York 10001
Telephone: +1 800-294-1322

Goldman, Sachs & Co.
Attn: Prospectus Dept.
85 Broad St., New York, NY 10004
Fax: +1 212-902-9316 or email at prospectus-ny@ny.email.gs.com

UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901
Telephone: +1 888-722-9555 x3371088

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help manufacturers achieve a competitive advantage in their businesses. The company brings together leading global brands in industrial automation which include Allen-Bradley(R) controls and services and Rockwell Software(R) factory management software. Headquartered in Milwaukee, Wis., the company employs about 20,000 people serving customers in more than 80 countries.

CONTACT: Rockwell Automation
John A. Bernaden
Media Relations
414-382-2555
or
Rondi Rohr-Dralle
Investor Relations
414-382-8510